Exhibit 10(i)
AMENDMENT NUMBER [TWO]1[THREE]2 (the “Amendment”), dated as of [●], between OLIN CORPORATION, a Virginia corporation (“Olin”), and [●] (“Executive”), to the Executive Agreement (the “Executive Agreement”), dated as of [●], between Olin and Executive.
WHEREAS the Executive Agreement specifically references age 65 as the applicable mandatory retirement age under Olin’s mandatory retirement policy for specified job positions of Olin; and
WHEREAS the Compensation Committee of the Board of Directors of Olin has determined to modify Olin’s mandatory retirement policy for specified job positions of Olin to change the applicable age from 65 to 66.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
SECTION 1. Amendment to Section 4(b). Section 4(b) of the Executive Agreement shall be deemed to have been deleted and the following section shall be deemed to have been inserted in its place:
“Notwithstanding Section 4(a), if Executive would otherwise have been required by Olin policy to retire at the applicable age specified in Olin’s mandatory retirement policy for specified job positions, as in effect on the date of Termination (the “Mandatory Retirement Age”), then if the date upon which Executive would have attained the Mandatory Retirement Age falls during the 12-month period immediately following the date of Termination, the aggregate amount payable pursuant to Section 4(a) shall be reduced to the amount equal to the product of (i) the Executive Severance, multiplied by (ii) a fraction, the numerator of which is the number of days from the date of Termination through and including the date upon which Executive would have attained the Mandatory Retirement Age and the denominator of which is 365, and such reduced amount shall be payable (subject to the Release requirement set forth in Sections 4(a) and 6) in equal installments in accordance with Olin’s normal payroll practices over the period that begins on the 55th day after the date of Termination and ends on the 55th day after the date upon which Executive would have attained the Mandatory Retirement Age.”
________________________
1Note to Draft: This is the first amendment to the Executive Agreements with Messrs. Rupp, Pain and McIntosh.
2Note to Draft: This is the second amendment to the Executive Agreements with Messrs. Fischer, Greer and Curley.

SECTION 2. Amendment to Section 5(b). Section 5(b) of the Executive Agreement shall be deemed to have been deleted and the following section shall be deemed to have been inserted in its place:
“Notwithstanding the foregoing Section 5(a), no such service credit or insurance coverage will be afforded by this Agreement with respect to any period after the date upon which Executive would have attained the Mandatory Retirement Age.”
SECTION 3. Amendment to Section 7(a). Section 7(a) of the Executive Agreement shall be deemed to have been deleted and the following section shall be deemed to have been inserted in its place:
“As an inducement to Olin to provide the payments and benefits to Executive hereunder, Executive acknowledges and agrees that, except as otherwise provided in Section 7(g), in the event of Executive’s termination of employment for any reason, Executive agrees to comply with the restrictions set forth in Section 7(b) for a one-year period from the date of Termination (or, if earlier, until Executive would have attained the Mandatory Retirement Age) (the “Non-Compete Term”), provided that if Executive’s employment is not terminated by reason of a Termination (and Executive therefore is not entitled to receive the payments and benefits set forth in Sections 4 and 5 hereof), then Executive need not comply with the restrictions set forth in Section 7(b).”
SECTION 4. Amendment to Section 7(c). Section 7(c) of the Executive Agreement is hereby amended by adding the following sentence immediately after the last sentence of such section:
“Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from exercising any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934, as amended).”
SECTION 5. Amendment to Exhibit A. Exhibit A of the Executive Agreement is hereby amended by adding the following sentence immediately after the last sentence of paragraph 5 of such exhibit:
“Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from exercising any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934, as amended).”
SECTION 6. Governing Law; Construction. This Amendment shall be deemed to be made in the Commonwealth of Virginia, and the validity, interpretation, construction and performance of this Amendment in all respects shall be governed by the laws of the Commonwealth of Virginia without regard to its principles of conflicts of law. No provision of this Amendment or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.

SECTION 7. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties to the Executive Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Executive Agreement, all of which shall continue in full force and effect. This Amendment shall apply and be effective on and following the date hereof only with respect to the provisions of the Executive Agreement specifically referred to herein. On and after the date hereof, any reference to the Executive Agreement shall mean the Executive Agreement as modified hereby.
SECTION 8. Counterparts. This Amendment may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the date first written above.

OLIN CORPORATION
By:
Name: Title:

EXECUTIVE

[Name]

3